Exhibit 99.2

Contact
Media & Investors
David Speechly, Ph.D.
510.749.1853
david.speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS SECOND QUARTER FISCAL 2006 RESULTS

ROCKVILLE, MD – January 25, 2006– Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $17.3 million, or $0.23 per share, for the second quarter of fiscal 2006 ended December 31, 2005, compared to a net loss of $19.4 million, or $0.27 per share, for the second quarter of fiscal 2005. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

Following the close of the Group’s second quarter of fiscal 2006, Applera announced a restructuring of the Celera Diagnostics joint venture, effective January 1, 2006, whereby Celera Genomics acquired Applied Biosystems' 50 percent interest in the joint venture in exchange for various considerations to Applied Biosystems. Since its formation in 2001, Celera Diagnostics was owned jointly by Applied Biosystems and Celera Genomics. Celera Genomics also announced that it will partner or sell its small molecule drug discovery and development programs, and is currently in discussion with several companies that have expressed an interest in acquiring one or more of these programs, two of which recently entered the clinic. Programs that are not partnered or sold will be terminated.

“Over the next six months, we expect to complete the transformation of Celera as we partner or sell our small molecule programs, liquidate the relevant assets and refocus the business on near-term value from our growing diagnostics business,” said Tony L. White, Chairman, President and Chief Executive Officer of Applera Corporation. “In addition to our small molecule partnering and sale efforts, we intend to capture therapeutic value from our proteomics and genomics discoveries through partnerships, providing potential long-term value for the business, but with a lower risk profile for our shareholders.”

“We are optimistic about the therapeutic and pharmacogenomic value of discoveries being made on both our proteomics and genomics discovery platforms, as our diagnostics business continues to grow,” said Kathy Ordoñez, President of Celera Genomics. “We are pleased with the acceptance of the m2000™ system in Europe, sold through our strategic alliance with Abbott Laboratories, which this week obtained CE approval in Europe for chlamydia and gonorrhea assays. Through the alliance, we have also made available new analyte specific reagents for three important thrombosis genetic factors that should contribute to further growth.”

Recent Highlights for Celera Genomics

•	As a consequence of the Group’s decision to partner or sell its small molecule drug development programs and the integration of Celera Diagnostics into Celera Genomics, there was a workforce reduction of approximately 180 positions, primarily in small molecule drug development. Celera now has approximately 360 employees, and it is anticipated there will be a further reduction involving approximately 60 employees who are supporting the small molecule programs as the partnering activities are completed.

CELERA GENOMICS REPORTS SECOND QUARTER FISCAL 2006 RESULTS

•	The proteomics discovery program has now yielded 38 validated cancer targets, while 124 additional potential targets have been selected for functional and expression validation studies. These targets represent discoveries from pancreatic, colon, breast, and lung cancer specimens, while discovery efforts are underway in gastric and prostate programs.

Second Quarter Financial Highlights for Celera Genomics

•	For the second quarter of fiscal 2006, R&D expenses decreased to $20.9 million from $25.0 million in the same quarter last year, due to the elimination of Online/Information Business R&D expenses and reduced expenditures to support preclinical development activities and proteomic and genomic target discovery programs.

•	Revenues for the recent quarter decreased to $2.1 million from $8.2 million in the second quarter of fiscal 2005, primarily as a result of the discontinuation of the Online/Information Business.

•	SG&A expenses for the second quarter of fiscal 2006 increased to $6.8 million compared with $5.9 million in the prior year quarter, due primarily to higher professional and legal services partially offset by lower expenses due to the discontinuation of the Online/Information Business.

•	At December 31, 2005, the Group’s cash and short-term investments were approximately $620 million, compared to approximately $635 million at September 30, 2005.

Celera Diagnostics Joint Venture

Through December 31, 2005, Celera Diagnostics was a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the second quarter of fiscal 2006, end-user sales for all products sold through its alliance with Abbott, increased 28 percent to $19.1 million from $14.9 million in the same quarter last year, due primarily to increased sales of HCV and HIV RealTime™ assays used on the m2000 system and increased sales of third party high resolution human leukocyte antigen (HLA) products, as well as Celera Diagnostics’ analyte specific reagents for HCV.

During the recently completed quarter, the pre-tax loss decreased to $5.1 million, compared to $8.2 million in the same quarter last year. The smaller pre-tax loss was due to higher revenues and lower R&D and SG&A expenses. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Reported revenues increased to $8.2 million, compared with $7.9 million in the same quarter last year, primarily as a result of higher equalization payments from Abbott. Fluctuation in equalization payments can lead to variability in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used during the most recent quarter was $3.1 million, compared to $13.3 million in the second quarter of fiscal 2005, due primarily to the smaller pre-tax loss in the current quarter, and an equalization payment from Abbott and increased working capital requirements in the prior year quarter.

CELERA GENOMICS REPORTS SECOND QUARTER FISCAL 2006 RESULTS

Recent Highlights for Celera Diagnostics

•	In October, Celera Diagnostics published a paper in the American Journal of Human Genetics on an additional novel association of rheumatoid arthritis (RA) with two variants in the PTPN22 gene. This is the continuation of Celera Diagnostics’ work in rheumatoid arthritis and the discovery of a phosphatase gene that is associated with multiple autoimmune diseases. Celera plans to use the resultant information, along with that on other unpublished biomarkers for RA and psoriasis, to assess these markers’ pharmacogenomic utility in drug trials for these autoimmune diseases.

•	In November, Celera Diagnostics presented data at the Association for Molecular Pathology (AMP) meeting on amplification of normal and pre-mutation triplet repeats in the fragile X gene and determining the size of these repeats on the ABI PRISM® 3100 and 3130 Genetic Analyzers. Fragile X Syndrome is the leading cause of inherited mental retardation. Also included were data on the amplification of a novel gender gene that can be used to determine whether females have two normal copies of the repeat. Celera Diagnostics is providing reagents and training to nine participating laboratories as part of an AMP-sponsored program to develop and characterize new controls for fragile X testing.

•	At the American Heart Association meeting in Dallas, Texas in November 2005, Professor Eric Boerwinkle, Director of the Human Genetics Center at the University of Texas gave a lecture that described the results of his collaboration with Celera Diagnostics on a genetic analysis of the Atherosclerosis Risk in Communities study and the concept of a Genetic Risk Score™ for coronary heart disease.

•	In January, Applera announced that it restructured its strategic alliance with Abbott. Under the alliance agreement as restructured, the companies will continue to work with each other exclusively through a profit sharing arrangement in most areas of molecular diagnostics, while both companies will also work independently outside the alliance in other selected areas. As part of this restructured agreement, a low resolution HLA product line was removed from the alliance as a result of Abbott’s termination of its distribution agreement with Innogenetics in December 2005. This HLA product line contributed approximately $3.6 million to the Celera-Abbott alliance end-user sales for the first half of the current fiscal year. The impact to Celera Genomics’ pre-tax loss is expected to be minimal as these are low margin products. Additionally, the restructured Abbott relationship provides for Celera to collect a royalty on third party products distributed through the alliance, rather than share profits from these sales.

CELERA GENOMICS REPORTS SECOND QUARTER FISCAL 2006 RESULTS

Outlook

With the acquisition of Applied Biosystems’ interest in Celera Diagnostics effective January 1, 2006, this outlook for Celera Genomics includes the outlook for Celera Diagnostics. Celera Genomics anticipates that its fiscal 2006 financial performance will be affected by, among other things, continued growth in demand for current and new diagnostic products sold through the alliance with Abbott and potential revenue from technology licenses and collaborations. Additionally, Celera Genomics intends to partner, or sell, its small molecule pipeline, and programs that are not partnered or sold will be terminated.

Subject to the inherent uncertainty associated with these factors, Celera Genomics has the following expectations regarding its financial performance for fiscal 2006:

•	Celera Genomics anticipates end-user sales of products sold though the alliance with Abbott of $75 to $85 million. This estimate excludes Innogenetics’ low resolution HLA product, which was removed from the alliance in the second half of the fiscal year. Approximately 8 percent of these end-user sales are expected to be generated during the second half of fiscal 2006 from third-party products, which will be royalty-bearing for Celera and not based on the profit-sharing arrangement with Abbott.

•	Celera Genomics will take pre-tax restructuring charges of approximately $30 million over the balance of fiscal 2006 associated with the decision to reduce its small molecule program workforce. Approximately $20 million of these charges will be cash charges.

•	Celera Genomics anticipates that its net loss will be in the range of $70 to $78 million. This net loss includes the estimated charges and shutdown costs, as well as the estimated expenses, associated with the completion of the partnering, or sale, of the small molecule programs. This net loss does not include any value that might be received from the planned partnering, or sale, of its small molecule programs and its associated assets. On an annualized basis for fiscal 2006, variable spending associated with the small molecule programs would have been approximately $75 million, of which approximately 90% would have been cash expenses.

•	At the end of fiscal 2006, Celera Genomics expects to have cash and short–term investments in the range of $530 and $560 million. This outlook excludes any potential proceeds from the planned partnering, or sale, of its small molecule programs and its associated assets.

Risks and uncertainties that may affect Celera Genomics’ financial performance are detailed in the Forward-Looking Statements section of this release.

CELERA GENOMICS REPORTS SECOND QUARTER FISCAL 2006 RESULTS

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Genomics Group	11:45 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com or www.celera.com, or “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on January 25 until February 12, 2006. Interested parties should call 706.645.9291 and enter conference ID 4084340.

About Applera Corporation and Celera Genomics

Applera Corporation consists of two operating groups. The Celera Genomics Group is focused on discovery, development, and commercialization of diagnostic products as well as leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders.

The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of nearly $1.8 billion during fiscal 2005. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at http://www.celera.com.

CELERA GENOMICS REPORTS SECOND QUARTER FISCAL 2006 RESULTS

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses, including the Celera Diagnostic business that is now fully owned by Celera Genomics, include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics’ unproven ability to discover, develop, or commercialize proprietary therapeutic products; (3) Celera Genomics’ unproven ability to discover, develop, or commercialize new proprietary diagnostic products; (4) the risk that clinical trials of therapeutic or diagnostic products that Celera Genomics develops will not proceed as anticipated, may take several years and be very expensive, or may not be successful, (5) the risk that therapeutic or diagnostic products will not receive required regulatory clearances or approvals; (6) the uncertainty that Celera Genomics’ therapeutic or diagnostic products will be accepted and adopted by the market, including the risk that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (7) reliance on existing and future collaborations with other companies, including, in the case of the diagnostics business, the strategic alliance with Abbott, which may not be successful; (8) reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (9) intense competition in the therapeutic and diagnostic industries in which Celera Genomics operates; (10) potential product liability or other claims against Celera Genomics as a result of the testing or use of its therapeutic or diagnostic products; (11) reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business, and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera Genomics or who may compromise the confidentiality of Celera Genomics’ proprietary information; (12) potential liabilities related to the use of hazardous materials; (13) uncertainty of the availability of intellectual property protection, limitations on Celera Genomics’ ability to protect trade secrets, the risk of infringement claims, and the possibility that Celera Genomics may need to license intellectual property from third parties to avoid or settle such claims; (14) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (15) legal, ethical, and social issues which could affect demand for Celera Genomics’ therapeutic or diagnostic products; (16) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (17) uncertainty of the outcome of existing stockholder litigation; (18) Celera Genomics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility for manufacturing its diagnostic products; (19) Celera Genomics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (20) the risk of earthquakes, which could interrupt operations; (21) the risk that Celera Genomics will not be successful in its efforts to partner or sell its small molecule drug development programs; and (22) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright 2006. Applera Corporation. All Rights Reserved. Applied Biosystems and Celera are registered trademarks, and AB (Design), Applera, Celera Diagnostics, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2005	2004	2005	2004

Net revenues	$2.1	$8.2	$4.2	$17.9
Costs and expenses
Cost of sales	1.7	1.2	2.4	3.8
Research and development	20.9	25.0	42.7	48.6
Selling, general and administrative	6.8	5.9	13.4	12.2
Amortization of intangible assets	0.4	0.7	1.1	1.5
Employee-related charges, asset impairments and other				2.8
Asset dispositions and legal settlements			0.5

Operating loss	(27.7)	(24.6)	(55.9)	(51.0)
Gain on investments, net			4.5
Interest income, net	5.9	3.3	11.2	6.2
Other income (expense), net	(0.2)	(0.4)	(0.2)	1.1
Loss from joint venture	(5.1)	(8.2)	(12.9)	(17.5)

Loss before income taxes	(27.1)	(29.9)	(53.3)	(61.2)
Benefit for income taxes	9.8	10.5	19.2	21.4

Net loss	$(17.3)	$(19.4)	$(34.1)	$(39.8)

Loss per share analysis

Undistributed net loss	$(17.3)	$(19.4)	$(34.1)	$(39.8)

Net loss per share
Basic and diluted	$(0.23)	$(0.27)	$(0.46)	$(0.54)

Weighted average number of common shares
Basic and diluted	74,781,000	73,213,000	74,601,000	73,107,000

Certain prior year amounts have been reclassified for comparative purposes.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$481.9	$2.1	$8.2	$(2.5)	$489.7
Cost of sales	219.7	1.7	3.5	(1.7)	223.2

Gross margin	262.2	0.4	4.7	(0.8)	266.5
Selling, general and administrative	135.8	6.8	2.0		144.6
Research, development and engineering	45.2	20.9	7.8	(0.8)	73.1
Amortization of intangible assets		0.4			0.4
Employee-related charges, asset impairments and other	0.3				0.3
Asset dispositions and legal settlements	3.1				3.1

Operating income (loss)	77.8	(27.7)	(5.1)	—	45.0
Interest income, net	3.3	5.9			9.2
Other income (expense), net	1.2	(0.2)			1.0
Loss from joint venture		(5.1)		5.1

Income (loss) before income taxes	82.3	(27.1)	(5.1)	5.1	55.2
Provision (benefit) for income taxes	51.4	(9.8)	(1)	(0.5)	41.1

Net income (loss)	$30.9	$(17.3)	$(5.1)	$5.6	$14.1

Net income (loss) per share
Basic	$0.17	$(0.23)
Diluted	$0.17	$(0.23)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$463.4	$8.2	$7.9	$(2.0)	$477.5
Cost of sales	220.3	1.2	4.3	(1.5)	224.3

Gross margin	243.1	7.0	3.6	(0.5)	253.2
Selling, general and administrative	123.1	5.9	3.2		132.2
Research, development and engineering	47.2	25.0	8.6	(0.5)	80.3
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	5.2				5.2
Asset dispositions and legal settlements	(29.7)				(29.7)

Operating income (loss)	97.3	(24.6)	(8.2)	—	64.5
Interest income, net	3.5	3.3			6.8
Other income (expense), net	1.5	(0.4)			1.1
Loss from joint venture		(8.2)		8.2

Income (loss) before income taxes	102.3	(29.9)	(8.2)	8.2	72.4
Provision (benefit) for income taxes	29.6	(10.5)	(1)	(1.6)	17.5

Net income (loss)	$72.7	$(19.4)	$(8.2)	$9.8	$54.9

Net income (loss) per share
Basic	$0.38	$(0.27)
Diluted	$0.37	$(0.27)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

Certain fiscal 2005 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$897.4	$4.2	$15.3	$(5.0)	$911.9
Cost of sales	413.3	2.4	7.2	(3.6)	419.3

Gross margin	484.1	1.8	8.1	(1.4)	492.6
Selling, general and administrative	257.8	13.4	5.3		276.5
Research, development and engineering	86.1	42.7	15.5	(1.5)	142.8
Amortization of intangible assets		1.1			1.1
Employee-related charges, asset impairments and other	1.2				1.2
Asset dispositions and legal settlements	25.9	0.5	0.2		26.6

Operating income (loss)	113.1	(55.9)	(12.9)	0.1	44.4
Gain on investments, net		4.5			4.5
Interest income, net	7.7	11.2			18.9
Other income (expense), net	2.9	(0.2)			2.7
Loss from joint venture		(12.9)		12.9

Income (loss) before income taxes	123.7	(53.3)	(12.9)	13.0	70.5
Provision (benefit) for income taxes	49.7	(19.2)	(1)	0.7	31.2

Net income (loss)	$74.0	$(34.1)	$(12.9)	$12.3	$39.3

Net income (loss) per share
Basic	$0.38	$(0.46)
Diluted	$0.38	$(0.46)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$853.7	$17.9	$17.1	$(4.0)	$884.7
Cost of sales	403.0	3.8	7.5	(2.7)	411.6

Gross margin	450.7	14.1	9.6	(1.3)	473.1
Selling, general and administrative	237.5	12.2	6.1		255.8
Research, development and engineering	93.0	48.6	21.0	(1.2)	161.4
Amortization of intangible assets		1.5			1.5
Employee-related charges, asset impairments and other	12.5	2.8			15.3
Asset dispositions and legal settlements	(38.2)				(38.2)

Operating income (loss)	145.9	(51.0)	(17.5)	(0.1)	77.3
Interest income, net	5.9	6.2			12.1
Other income (expense), net	2.0	1.1		0.1	3.2
Loss from joint venture		(17.5)		17.5

Income (loss) before income taxes	153.8	(61.2)	(17.5)	17.5	92.6
Provision (benefit) for income taxes	44.0	(21.4)	(1)	(1.0)	21.6

Net income (loss)	$109.8	$(39.8)	$(17.5)	$18.5	$71.0

Net income (loss) per share
Basic	$0.57	$(0.54)
Diluted	$0.56	$(0.54)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

Certain fiscal 2005 amounts have been reclassified for comparative purposes.